PZENA INVESTMENT MANAGEMENT, INC. NAMES GARY J. BACHMAN
 CHIEF FINANCIAL OFFICER

New York, NY, September 18, 2012:  Pzena Investment Management, Inc. (NYSE: PZN) today announced that, effective immediately, Gary Bachman, 44, will serve as its new Chief Financial Officer.

Mr. Bachman brings more than two decades of leadership and experience in the financial services industry to Pzena. Most recently, Mr. Bachman was Executive Director at JP Morgan Chase, overseeing strategy, planning, reporting and analysis for the Global Commodities group. From 2000-2008, Mr. Bachman was with Barclays and Lehman Brothers in leadership roles including; corporate reporting, accounting policy, and structured finance. Mr. Bachman earned a B.S. in Accounting from Binghamton University and an MBA in Finance from Fordham University in 1990 and 1998 respectively.

Commenting on the announcement, Richard S. Pzena, Chief Executive Officer, said, “We are delighted that Gary will be joining us.  His extensive experience, coupled with his energy and intensity, makes him a perfect fit on our team.”

Forward-Looking Statements
This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 14, 2012 and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC.  In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Lawrence Kohn, 212-355-1600 or kohn@pzena.com.